Exhibit 10.11

EMPLOYMENT AGREEMENT

BETWEEN

EVGO SERVICES LLC

AND

CATHERINE ZOI

JANUARY 15, 2020

i

EVGO SERVICES LLC

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of January , 2020 and is effective as of the date of the closing (the “Closing” or the “Effective Date”) of the transactions contemplated by that certain Agreement and Plan of Merger by and among EVgo Holdco, LLC, a Delaware limited liability company, EVgo MergerCo, LLC, a Delaware limited liability company, EVgo Services LLC, a Delaware limited liability company (and any successor thereto, the “Company”), and the other parties thereto, dated as of December 19, 2019 (the “Merger Agreement”), between the Company and Catherine Zoi (“Executive”). In the event that the Closing does not occur or the Merger Agreement is otherwise terminated or abandoned prior to the Closing, then this Agreement shall be null and void ab initio.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

Section 2.      Position and Duties.

(a)       During the Employment Period, Executive shall serve as the Chief Executive Officer (the “CEO”) and shall have the normal duties, responsibilities, functions and authority of the CEO, subject to the power and authority of EVgo Holding, LLC’s (“Holdings”) board of managers (the “Board”) to expand or limit such duties, responsibilities, functions and authority generally consistent with Executive’s position. During the Employment Period, Executive shall render such executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position, as the Board may from time to time direct.

(b)       During the Employment Period, Executive shall report to the Board and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform Executive’s duties, responsibilities and functions for the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy, legal, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. In performing Executive’s duties and exercising Executive’s authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other person or entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of, or otherwise participate in, solely educational, welfare, social, religious, not-for-profit and civic organizations so long as such activities do not interfere with Executive’s employment with the Company and its Subsidiaries.

Section 3.      Compensation and Benefits.

(a)       During the Employment Period, Executive’s base salary shall be $406,850 per annum (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. During the period beginning on the Effective Date and ending December 31, 2020, the Base Salary shall be pro rated on an annualized basis. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, including vacation and paid time off, in accordance with the terms and conditions of the applicable plans and policies.

(b)       During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive while performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)       Executive shall be eligible to receive an annual incentive payment (the “Bonus Amount”) based on a target bonus opportunity of 100% of Base Salary based upon Executive’s performance and the Company’s achievement of certain objectives as determined by the Board (the “Incentive Targets”). The Bonus Amount, if any, shall be paid to the Executive within 30 days after the Board or the compensation committee determines whether and to what extent Incentive Targets were achieved, but no later than March 15 following the end of the calendar year for which the Bonus Amount, if any, was earned.

(d)       All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

Section 4.      Term.

(a)       The Employment Period shall begin on the Effective Date and terminate (any such termination, a “Separation”) on the earliest to occur of Executive’s (i) resignation with or without Good Reason, (ii) death or Disability or (iii) termination by the Company at any time (with or without Cause). Except as otherwise permitted or provided herein, any termination of the Employment Period by the Company shall be effective as of the date specified in a written notice from the Company to Executive.

(b)       If the Employment Period is terminated by the Company without Cause or upon Executive’s resignation with Good Reason, Executive shall only be entitled to receive Executive’s Base Salary and employee benefits through the date of such termination or resignation, including any portion of a Bonus Amount earned but unpaid for any previously ended fiscal year as provided in Section 3(c) that would have payable to Executive if the Employment Period had not been so terminated, and Executive shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries thereafter, except as follows:

(i)       (x) if and only if Executive has executed and delivered to the Company a general release, in form annexed as Exhibit A hereto or as approved by the Board from time to time (the “General Release”), and the General Release has become effective and is no longer subject to revocation, and only so long as Executive has not revoked or breached the provisions of the General Release and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period, and (y) subject to the terms and conditions of Section 6, Executive shall be entitled to receive an amount equal to 12 months of Executive’s Base Salary then in effect, payable in regular installments in accordance with the Company’s regular payroll practices, as special severance payments from the date of such termination for a period of 24 months after the date of such termination without Cause or resignation with Good Reason (the “Severance Period”).

(ii)       Except as provided in Section 4(b)(i), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law.

(c)       If the Employment Period is terminated pursuant to clause (a)(ii) above due to Executive’s death or Disability, Executive shall be entitled to receive Executive’s Base Salary through the date of such termination, including any portion of a Bonus Amount earned but unpaid for any previously ended fiscal year as provided in Section 3(c) that would have payable to Executive if the Employment Period had not been so terminated. Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law.

(d)       If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above due to Executive’s resignation without Good Reason, Executive shall only be entitled to receive Executive’s Base Salary and employee benefits through the date of such termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law.

(e)       Except as otherwise expressly provided in this Agreement, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Nothing contained herein is intended to limit or otherwise restrict the availability of any COBRA benefits to Executive required to be provided pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Internal Revenue Code (the “Code”). Except as otherwise provided in Section 6, the Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(f)       “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud, including with respect to the Company or any of its Subsidiaries or any of their customers or suppliers; (iii) reporting to work under the impairment of alcohol or drugs, or the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm; (iv) failure to perform all material duties as reasonably directed by the Board; (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries whether or not resulting in a disadvantage or detriment to the Company and its Subsidiaries; (vi) breach of any duty, gross negligence, or willful misconduct with respect to the Company or any of its Subsidiaries; or (vii) any other material breach of this Agreement.

(g)       “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(h)       “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of one or more of the following reasons: (i) the Company reduces the amount of the Base Salary without Executive’s consent other than as part of a reduction in the salaries of the Company’s executive team as a whole with such reduction being in the same proportion as the reductions applied to the other executive team members’ base salaries; or (ii) the Company materially diminishes Executive’s duties or responsibilities; provided that written notice of Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder and the Company must have failed to cure such event, to the extent curable, within 60 days following receipt of such notice.

(i)       “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

(j)       “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) the management is otherwise controlled directly or indirectly, through one or more intermediaries, by such Person. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

Section 5.      Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) except as otherwise disclosed herein, Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person, business or entity or any agreement or contract requiring Executive to assign inventions to another party, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (iv) Executive is not subject to any pending, or to Executive’s knowledge any threatened, lawsuit, action, investigation or proceeding, including with respect to Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement, including Section 7, Section 17, and Section 20, which have been reviewed in full and consented to, and that Executive fully understands the terms and conditions contained herein.

Section 6      Deferred Compensation Matters.

(a)       It is the intent of the Company and Executive that the payments and benefits under this Agreement shall comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or for any damages for failing to comply with Code Section 409A.

(b)       A termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(c)       Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination of the Employment Period to be a “specified employee” within the meaning of that term under Code Section 409A, then each of the following shall apply:

(i)       With regard to any payment that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6 (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)       To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.

(d)       To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of the General Release, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Employment Period. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)       To the extent any such cash payments or continuing benefits to be provided are not “non-qualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of the Employment Period, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Employment Period.

(ii)       To the extent any such cash payments or continuing benefits to be provided are “non-qualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the termination of the Employment Period. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of the Employment Period, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Employment Period.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 6 during the period of such delay; provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 6, the Company may reimburse Executive for the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case had such benefits commenced immediately upon the termination of the Employment Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified in this Agreement.

(e)       To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f)       For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.

Section 7.      Non-Compete and Non-solicitation.

(a)       Executive acknowledges and agrees that (i) the business of the Company and its Subsidiaries is conducted in North America (collectively, the “Territory”), (ii) the Company’s and its Subsidiaries’ reputation and goodwill are an integral part of its business success throughout the Territory, (iii) Executive is familiar with certain of the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information (as defined herein) concerning the Company and its affiliates, (iv) Executive’s services are of special, unique and extraordinary value to the Company and its Subsidiaries, and (v) if Executive were to deprive the Company or any of its Subsidiaries of any of such goodwill or in any manner utilizes such reputation and goodwill in competition with the Company or any of its Subsidiaries, the Company will be deprived of the benefits it has bargained for in this Agreement. Accordingly, in order to protect such trade secrets, Confidential Information and goodwill as well as the value of the Company and its Subsidiaries, and as a condition to the Company’s willingness to enter into this Agreement, Executive agrees that, so long as Executive is employed by the Company or any of its Subsidiaries and continuing for the period beginning on the date of Executive’s Separation and ending upon the second anniversary of such Separation (the “Non-compete Period”), Executive shall not, anywhere in the Territory, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business that reasonably purports to compete with the material lines of businesses of the Company or any of its Subsidiaries, as such businesses (i) currently exist or are currently in the active process of development and (ii) exist or are in the active process of development during Executive’s employment with the Company or any of its Subsidiaries; provided that, nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation.

(b)       During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries within one year prior to the time such employee was hired by Executive (directly or indirectly through another person or entity) or (iii) induce or attempt to induce any customer, referral source, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries.

(c)       For purposes of this Section 7, the term “Company” shall also include Holdings.

Section 8.      Confidential Information, Inventions and Intellectual Property Rights.

(a)       Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive concerning the business and affairs of the Company and its Subsidiaries, whether obtained before or after the date of this Agreement, (“Confidential Information”) are the property of the Company and its Subsidiaries. Executive agrees not to disclose to any person or entity or use for Executive’s own (or other Person’s) purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s direct or indirect acts or omissions. Executive shall deliver to the Company at the termination or expiration of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries that Executive may then possess or have under Executive’s control.

(b)       Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications and copyrightable work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or any of its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or one or more of its Subsidiaries. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after Executive’s employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

(c)       For purposes of this Section 8, the term “Company” shall also include Holdings.

Section 9.      Enforcement. If, at the time of enforcement of Section 7 or Section 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach of Section 8 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). If Executive breaches Section 7, the Executive shall forfeit any further payments under Section 4(b)(i) and the Severance Period shall be deemed to end immediately on the date of such breach, but the Company shall not be entitled to specific performance and/or injunctive relief. Executive acknowledges and agrees that the covenants and agreements set forth in this Agreement were a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, and that the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Executive breached the provisions of this Agreement. Executive further acknowledges and agrees (i) that due to the proprietary nature of the Company’s and its Subsidiaries’ business, the restrictions set forth in this Agreement are reasonable as to time and scope and are necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and its Subsidiaries and (ii) that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.

Section 10.      Survival. Section 4 through Section 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

Section 11.      Notices. Any notice to be given under or by reason of this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: At the most recent address on file with the Company,

Notices to the Company:

EVgo Services LLC

c/o LS Power Equity Advisors, LLC

1700 Broadway, 35th Floor

New York, NY 10019

Attention: General Counsel

with a copy (which copy shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: William B. Bice, Esq.

Facsimile: (212) 822-5622

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

Section 12.      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 13.      Complete Agreement. This Agreement and any other agreements expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 14.      No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The use of the word “including” shall mean “including, without limitation.”

Section 15.      Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 16.      Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may assign this agreement to any of its affiliates at any time without consent of the Executive.

Section 17.      Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 18.      Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and except as expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

Section 19.      Withholding. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any such Taxes.

SECTION 20.   CONSENT TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, THE DELAWARE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY OTHER COURT OF THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN DELAWARE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 20. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 21.  WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL), THE COMPANY AND EXECUTIVE EACH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 22.      Corporate Opportunity. Executive shall submit to the Board all business, commercial and investment opportunities, and all offers presented to Executive or of which Executive becomes aware at any time during the Employment Period, which relate to the business of the Company as it is conducted during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

Section 23.      Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession).

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EVgo Services LLC

By:	/s/ David Nanus
Name:	Davis Nanus
Its:	EVP

/s/ Catherine Zoi
Catherine Zoi

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

I, Catherine Zoi, in consideration of and subject to the performance by EVgo Services LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), of its obligations under my employment agreement, effective as of January , 2020 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company, all of its Subsidiaries and affiliates, and all present and former directors, officers, agents, representatives, employees, partners, members, successors and assigns of the Company, its Subsidiaries and its affiliates and the Company’s direct or indirect owners, including but not limited to EVgo Holdings, LLC (collectively, the “Released Parties”) to the extent provided below.

1.       I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.       Except as provided in paragraph 5 below and except for the provisions of the Employment Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company and its Subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including, without limitation, attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.       I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.       I expressly acknowledge that I am familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I expressly waive and relinquish any and all rights and benefits which I may have under Section 1542 of the California Civil Code and any similar laws to the fullest extent possible.

5.       I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.       I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief). Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7.       In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8.       I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

9.       I agree that I will forfeit all amounts payable by the Company and its Subsidiaries pursuant to Section 4(b) of the Employment Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or any other Released Parties, I shall pay all costs and expenses of defending against the suit incurred by the Released Parties (including, without limitation, reasonable attorneys’ fees, and return all payments received by me pursuant to the Section 4(b) of the Employment Agreement).

10.       I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, but solely to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

11.       The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity.

12.       I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company and its Subsidiaries for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and its Subsidiaries pertinent information; and turning over to the Company all relevant documents which are or may come into my possession.

13.       I agree not to disparage the Company, its and its Subsidiaries’ past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its Subsidiaries and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the Company’s and its Subsidiaries’ business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

14.       Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.

15.       Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT: I HAVE READ IT CAREFULLY;

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _______ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ ___, _______ VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND SHALL NOT RESTART THE REQUIRED 21-DAY PERIOD OR I HAVE ELECTED TO SIGN THIS RELEASE PRIOR TO THE END OF SUCH 21-DAY PERIOD;

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: